EXHIBIT I

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Ordinary Shares of CSLM Digital Asset Acquisition Corp III, Ltd, dated as of February 13, 2026, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 13, 2026

VERITION FUND MANAGEMENT LLC
By:	/s/ William Anderson
Name:	William Anderson
Title:	CFO

NICHOLAS MAOUNIS
/s/ Nicholas Maounis